EXHIBIT 10.14

ADDENDUM
TO
SECURITIES PURCHASE AGREEMENT

That certain Securities Purchase Agreement (the “Agreement”), dated the 15th day of September, 2011, by and between Tangiers Investors, LP, (“Tangiers”) and Frozen Food Gift Group, Inc. (the “Company”), is hereby modified and amended as follows:

The parties agree that in no event shall Tangiers own at anytime in the aggregate more then 9.9% of the outstanding common stock of the Company.

To the extent that Tangiers is obligated to advance money and purchase shares of the Company’s common stock under the Agreement, such obligation shall automatically be suspended in full or in part, to the extent that such purchase of shares when added to shares of the Company’s common stock already owned by Tangiers, would in the aggregate make Tangiers more than a 9.9% owner of the outstanding common stock of the Company.

Once and if Tangiers’ ownership of the shares of the Company’s common stock is reduced, by sale or otherwise, so that more common shares could be acquired by Tangiers from the Company without in the aggregate creating ownership of more than 9.9% of the Company’s common stock, then Tangiers’ obligation under the Agreement to acquire more shares from the Company shall be reinstated.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
FROZEN FOOD GIFT GROUP, INC.

/s/ Jonathan Irwin
By:	Jonathan Irwin
Its:	Chief Executive Officer

INVESTOR:
TANGIERS INVESTORS, LP

/s/ Michael Sobeck
By:	Tangiers Capital, LLC
Its:	General Partner